UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/21/2007

DAYSTAR TECHNOLOGIES INC
(Exact name of registrant as specified in its charter)

Commission File Number:  -

DE	841390053
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

13 Corporate Drive
Halfmoon NY 12065
(Address of principal executive offices, including zip code)

518 383-4600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On May 21, 2007, DayStar Technologies, Inc. (the "Company") entered into a letter agreement (the "Commitment Letter") with an existing security holder, Lampe, Conway, & Co., LLC ("LC"), for LC to provide bridge financing for the Company. The financing will be structured as a $4.0 million first lien term loan or note issuance (the "Senior Facility"). The following is a summary of the Commitment Letter and the Senior Facility. The summary is not complete, and is qualified in its entirety by reference to the full text of the Commitment Letter, which is attached as an exhibit to this Current Report on Form 8-K.

The Commitment Letter provides for LC to provide to the Company bridge financing for the Company to finance the Company's ongoing working capital. The Senior Facility will contain the following terms:

o        Principal amount of 4.0 million;

o        The obligation to use the proceeds for working capital and general corporate purposes;

o        An interest rate of 10% per annum, payable monthly in cash;

o        A maturity date of 6 months;

o        That proceeds of the Senior Facility shall be funded and, to the extent not used by the Company, kept in deposit accounts controlled by LC. At any time that an event of default under the Senior Facility is not continuing, the Company may draw amounts from the deposit accounts in the ordinary course of business and not in excess of the Company's expected monthly expenditures (as disclosed in the Company's public filings). Any interest accrued on the funds in the deposit accounts shall be kept, to the extent not used by the Company, in the deposit accounts and will belong to the Company, subject to the security interest and other terms set forth; and

o        A prepayment penalty at any time, including maturity, at 102% of the par value.

Covenants

o        The Company is required to use the proceeds of any financing transaction, any asset sale or any insurance proceeds to repay amounts borrowed;

o        The Company will not be allowed to draw further amounts under the Senior Facility if it has not completed an equity financing with to be specified minimum proceeds by a date to be determined;

o        The Senior Facility will contain affirmative and negative covenants customary for a transaction of this nature, including, but not limited to, a limitation on debt incurrence, granting security interests, sales of assets, restricted payments and investments, consolidations, mergers and change of control, issuance of subsidiary securities, joint ventures and transactions with affiliates; and

o        The definitive documents will not contain any financial maintenance covenants.

Conditions Precedent

The Commitment Letter contains the following conditions precedent to the closing of the Senior Facility:

o        The negotiation, execution and delivery of definitive debt issuance documents as well as all related documents, including legal opinions, corporate records, documents from public officials, officers' certificates, and valid and perfected first priority lien and security interest in the collateral;

o        Since December 31, 2006, there shall not have occurred and be continuing any (i) material adverse change in or effect on: (x) the business, condition (financial or otherwise), assets, liabilities, operations, management, performance, properties, or prospects of the Company, (y) the ability of the Company to perform its obligations under the financing documents or (z) the ability of LC to enforce financing documents (any of the foregoing being a "Material Adverse Change"); and (ii) material disruption or material adverse change or condition in the financial, lending or capital markets generally in each case, in LC's sole judgment, at any time prior to the closing date; provided, however, that notwithstanding anything contained in this Section 5(c), all events disclosed in the Company's public filings with the Securities and Exchange Commission prior to the date hereof shall in no event constitute a Material Adverse Change (to the extent the scope of such disclosures accurately reflect the magnitude of such condition or liability); and

o        The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to prohibit or otherwise prevent a specified equity raising transaction or the Senior Facility.

Item 8.01.    Other Events

On May 21, 2007, the Company issued a press release announcing the entry into the Commitment Letter.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.        Description

10.14                 Commitment Letter executed May 21, 2007

99.1                  Press Release dated May 21, 2007

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES INC

Date: May 24, 2007	By:	/s/ Stephan J. De Luca
Stephan J. De Luca
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated May 21, 2007
EX-10.14	Commitment Letter executed May 21, 2007